PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                              EAST RESOURCES, INC.

                                       AND

                          ENERGY CORPORATION OF AMERICA

                                      DATED

                                 AUGUST 2, 2002

                                TABLE OF CONTENTS
                                -----------------

PARAGRAPH #  PAGE #
1.. . . . .  Property or Properties                      1
2.. . . . .  Sale and Purchase                           3
3.. . . . .  Sale Price                                  3
4.. . . . .  Earnest Money                               3
5.. . . . .  Allocated Values                            4
6.. . . . .  Seller's Representations                    4
7.. . . . .  Buyer's Representation                      4
8.. . . . .  Covenants Concerning Access to Records      5
9.. . . . .  Title Defects                               6
10. . . . .  Notice of Title Defects                     6
11. . . . .  Preferential Rights                         7
12. . . . .  Physical and Environmental Inspection       7
13. . . . .  Sale Price Adjustments                      8
14. . . . .  Effect of Termination                       8
15. . . . .  Gas Utility Requirements                    9
16. . . . .  Warranty of Title                          10
17. . . . .  Conditions of Closing by Buyer             10
18. . . . .  Conditions of Closing by Seller            11
19. . . . .  Preliminary Closing Statement              11
20. . . . .  Closing                                    12
21. . . . .  Reservations and Exceptions                13
22. . . . .  Assumption of Liabilities and Indemnities  13
23. . . . .  Taxes                                      17
24. . . . .  Accounting                                 18
25. . . . .  Sales Tax                                  18
26. . . . .  Post-Closing Adjustments                   18
27. . . . .  Notices                                    19
28. . . . .  Further Assurances                         19
29. . . . .  Disclaimer of Warranties                   20
30. . . . .  Operations by Seller                       21
31. . . . .  Securities Laws                            22
32. . . . .  Due Diligence                              22
33. . . . .  Material Factor                            22
34. . . . .  Entire Agreement                           22
35. . . . .  Tax Reporting                              23
36. . . . .  Assignability                              23
37. . . . .  Survival                                   23
38. . . . .  Choice of Law                              23
39. . . . .  Counterpart Execution                      23

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of August 2, 2002, but effective as July 1, 2002, is entered into by and between East Resources, Inc., a Pennsylvania Corporation, with offices at 12300 Perry Highway, Suite 308, P.O. Box 907 Wexford, Pa 15090, (hereinafter referred to as "Seller"), and Energy Corporation of America, a West Virginia corporation, with offices at 501 56th Street, Charleston, West Virginia 25304 (hereinafter referred to as "Buyer").

     WHEREAS Seller and Buyer entered into a Letter Agreement dated April 5, 2002, whereby Seller agreed to sell unto Buyer, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in and to certain oil and gas properties in the Yawkey-Freeman Field ("Field") as more fully described in this Agreement.

     THEREFORE, in consideration of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1.     "PROPERTY"  OR  "PROPERTIES"  means  Seller's  ownership  rights  in  the
       ----------------------------
Properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) included in the Field and set out below:

     (a) All of Seller's right, title and interests in, to and under, or derived from, the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests, rights to take royalties in-kind, fee interests (including, but not limited to fee oil and gas and fee mineral interests) and surface interests or other interests in production of oil, gas or other minerals which are associated with the Properties described in Exhibit "A" which is attached hereto;

     (b) All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the Properties which are described in Exhibit "A", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto;

     (c) All of Seller's right, title and interests in, to and under, or derived from, the wells (whether producing, plugged and abandoned , shut-in, injection, disposal or water supply), which wells, save and except the plugged and abandoned wells, are described on attached Exhibit "A-1", all personal property, equipment, fixtures and improvements, gathering lines and pipelines together with the rights-of-way, easements, or other similar agreements thereto, which pipelines are depicted on attached Exhibit "A-2", compressor sites, compressors, meter stations tanks, roads and other appurtenances, to the extent the same are used or held for use by Seller solely in connection with the ownership, operation, maintenance or repair of the Properties which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

     (i) The northern most point of the gathering line to be conveyed Buyer is the junction of Seller's line no. 951-08 and line no. 951-05, which is near the Boone/Lincoln County line.

     (d) All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, gas purchase contracts, processing contracts, gathering contracts, transportation contracts, Section 29 Tax Credits relating to the Properties as of the Effective Time, as hereinafter defined, surface leases, subsurface leases, permits or licenses of any nature owned, held or operated in connection with operations, farm-out contracts, farm-in contracts, balancing contracts (including, but not limited to, gas imbalances) suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments (to the extent said contracts are transferable) to the extent they relate to any of the Properties which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto and said contracts are described on attached Exhibit "A-3";

     (e) All files, records, or data owned by or in the possession of Seller or any affiliate of Seller and relating to or associated with the Properties and operations described above, including, without limitation, all land, leases, division and transfer orders, prospect and title files and records, production records, accounting records, engineering records and data, logs, core data, pressure data and other related matters, including, but not limited to, all computer-generated disks, diskettes, and access codes and tapes.

     2.  SALE AND PURCHASE.  Subject to  and upon  all of the terms, conditions,
         -------------------
reservations and exceptions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Properties to Buyer, and Buyer shall purchase, receive, pay for and accept the Properties from Seller, effective as of July 1, 2002 at 7:00 a.m. Eastern Daylight Savings Time, (the "Effective Time").

     3.  SALE PRICE.   The sale  price for  the Properties  shall be Six Million
         -----------
Dollars ($6,000,000) ("Sale Price"), subject only to any applicable price adjustment as provided for hereinbelow.

     4.  EARNEST MONEY.  Selle r acknowledges   that, on April 25, 2002,  Seller
        --------------
received from Buyer the sum of One Million Two Hundred Thousand Dollars ($1,200,000) by wire transfer into an interest bearing joint control account established at Branch Banking and Trust Company, N.A. (the "Bank") styled "East Resources/Energy Corp Account" that amount being equal to 20% of the Sale Price ( the "Deposit"). In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit, including interest, shall be applied to the Sale Price to be paid by Buyer at the Closing (as defined in Paragraph 20 hereof). In the event this Agreement is terminated, the Deposit, including interest, shall be returned to Buyer.

     5.     ALLOCATED  VALUES.  INTENTIONALLY  DELETED
            -----------------

          6.  SELLER'S  REPRESENTATIONS. Seller represents and warrants to Buyer
              -------------------------
that  as  of  the  Closing  Date  (as  hereinafter  defined):

     (a) Seller is a duly organized corporation validly existing and in good standing under the laws of the State of Pennsylvania, is duly qualified to carry on its business in the state in which the Properties are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with its terms; and

     (b) Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not with or without the giving of notice or the lapse of time, or both, violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing either Seller's organization, management, business affairs or instrument to which Seller is a party or by which Seller is bound.

     (c) Exhibit A-3 contains a list of all material contracts affecting the Properties. Seller has received no notice of its default under any of such contracts. Such contracts are in full force and effect and have not been modified or amended subsequent to the date hereof. As of the Effective Time, the Properties to be conveyed by Seller shall not be obligated by virtue of any prepayment under any gas sales contract or oil contract which contains a "take or pay" clause or any similar arrangement to deliver said oil and gas at some future time without then and thereafter receiving full payment, therefore. Seller warrants that at the Closing Date Buyer will be able to market the gas attributable to Seller under terms and conditions no less favorable than those under which Seller is marketing the gas as of the date hereof.

     (d) Except as described on Exhibit A-4, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to Seller's knowledge, threatened with respect to Seller or the Properties that could now or hereafter materially adversely affect the ownership, operation or value of the Properties.

     (e) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Buyer shall have any responsibility whatsoever.

     (f) Seller has no knowledge, and has not received any notice from any federal, state or municipal authority that the Properties or Seller's use thereof in its business, are not in material compliance with all laws, rules, regulations and permits relating to the Properties except for such non-compliance and violations which, individually or in the aggregate, would not have a material adverse effect on the ownership, operation or value of the Properties. Seller will promptly notify Buyer upon receipt of any such notice.

     (g) To Seller's knowledge, Seller has complied in all material respects with all environmental laws and with the terms of all permits, licenses, orders, decrees and agreements there under. Except as set forth in Exhibit A-5, Seller is not aware of, and has not received notice from any person or entity asserting or alleging (i) any non-compliance with the environmental laws by Seller relating to the operation and ownership of the Properties; (ii) any liability in connection with the release, spill, discharge, storage, disposal or presence of any pollutants, contaminations, chemicals, industrial, toxic or hazardous substances or wastes, petroleum, petroleum products or wastes and natural gas by-products, liquids or wastes (collectively, "Hazardous Materials"), including but not limited to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act or similar state "Superfund" laws, relating in any way to the Properties; or (iii) the release, discharge or presence of any Hazardous Materials at, on, under or from any of the Properties requiring cleanup or other remedial action pursuant to the environmental laws.

     7. BUYER'S REPRESENTATIONS. Buyer represents and warrants to Seller that as
        -----------------------
of  the  Closing  Date:

     (a) Buyer is a duly organized corporation validly existing and in good standing under the laws of West Virginia. Buyer is duly qualified to carry on its business in the state in which the Properties are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with its terms; and

     (b) Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not with or without the giving of notice or the lapse of time, or both, conflict with or violate any agreement, law, rule, regulation, ordinance, charter or other instrument governing either Buyer's organization, management, business affairs or instrument to which Buyer is a party or by which Buyer is bound; and

     (c) Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely on Buyer's knowledge and experience. Buyer represents that in entering into this Agreement, Buyer has relied solely on the express representations, warranties and covenants of Seller in this Agreement, Buyer's independent investigation of, and judgment with respect to, the equipment and the other Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors. Buyer further represents that it has not relied and will not rely on any statements by Seller in making its decision to enter into this Agreement or to close this transaction.

     (d) Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Seller shall have any responsibility whatsoever.

     8.  COVENANTS  CONCERNING  ACCESS  TO  RECORDS.  After  execution  of  this
         ------------------------------------------
Agreement, Seller shall give Buyer and its authorized representatives, during regular regular business hours, at Buyer's sole risk, cost and expense, access, with copying privileges, to all raw geological, geophysical, production, engineering and other technical data and records, and to all contract, land, title and lease records, to the extent such data and records are in Seller's possession and relate to the Properties, and to such other information relating to the Properties as Buyer may reasonably request; provided, however, Seller shall have no obligation to provide Buyer such access to any data or information which Seller considers proprietary or confidential or to which access Seller cannot legally provide Buyer because of third-party restrictions on Seller. Seller agrees to use its best efforts to obtain the consent of any such third-party to furnish such information to Buyer. Buyer shall keep all materials and data obtained confidential and shall return any and all materials and data including Buyer's notes and work papers as to any Properties not purchased at Closing.

9.     TITLE DEFECTS.  For the purpose of this Agreement, a "Title Defect" shall
       -------------
mean any material deficiency caused by Seller in one (or more) of the following respects, to-wit:

     (a) Seller's title at the Effective Time and at Closing, as to one or more Properties, is subject to an outstanding mortgage, deed of trust, lien or security interest;

     (b) Seller owns less than the net revenue interest shown on Exhibit "A-1" or is obligated to bear a share of the costs of operation greater than the working interest shown on Exhibit "A-1" without a corresponding increase in net revenue interest;

     (c) Seller's rights and interests have been or are subject to being reduced by virtue of the exercise by a third party reversionary or back-in interest, farmout of other than wellbore rights, or other similar right not reflected on Exhibit "A-3"; or

     (d) Seller is in default under some material provision of a lease, farmout agreement, or other contract or agreement affecting the Properties.

The parties hereto shall reach an agreement as to all Title Defects no later than ten (10) business days prior to Closing, otherwise Seller shall have the unilateral right to terminate this Agreement in accordance with the provisions of Paragraph 14(a) hereof, and the agreement shall be of no further force and effect.

     10.   NOTICE  OF  TITLE  DEFECTS.
           --------------------------

     (a) Upon the discovery of a Title Defect by Buyer, Buyer shall immediately notify Seller in writing of such Title Defect. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Seller. Within five (5) business days after Seller's receipt of the title defects notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Title Defects and/or the proposed Defect Values therefore ("Seller's Response"). The "Defect Value" shall mean the value by which any Property subject to this Agreement is impaired or reduced as a result of the existence of a Title Defect. If Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefore, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the notice of Title Defect is given and the Seller does not agree with the claimed Title Defect and/or the proposed Defect Value, the parties shall mutually agree upon an appropriate independent consultant in the state to resolve all points of disagreement relating to Title Defects and Defect Values. If within ten (10) days after the notice of the Title Defect has been provided by Buyer the parties have failed to mutually agree upon such appointment then each party shall retain such a consultant and those two consultants shall retain a third such consultant. The cost of any such consultants shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Title Defect and/or Defect Value in question to the consultants within five (5) business days after the third consultant is selected, and the consultants shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultants shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If the Defect Value of the Title Defect(s) exceeds five percent (5%) of the Sale Price then either party may elect to terminate this transaction and such termination shall be treated consistent with Paragraph 14 hereof.

     (b) At Closing, Buyer shall be deemed to have fully inspected and accepted the Properties "as is" in their then current physical and environmental condition and the Properties shall be deemed to be free of Title Defects. Any Title Defect which is not disclosed to Seller at least ten (10) business days prior to Closing shall conclusively be deemed waived by Buyer for all purposes.

     11.  PREFERENTIAL  RIGHTS.  If  any  of  the  Properties  are  subject  to
          --------------------
preferential purchase rights, rights of first refusal, consents to assign, Lessor's approvals, or similar rights (collectively, "preferential rights"), Seller shall promptly upon the execution of this Agreement by the parties hereto notify all holders of preferential rights of its intention to sell the leases affected thereby. Seller shall promptly notify Buyer if the preferential rights are exercised, or if the requisite period has elapsed without said rights having been exercised.

If any party that elects to exercise a preferential purchase right fails to consummate the purchase of the Properties covered by such right upon the same terms and conditions offered under this Agreement. The parties agree that the values associated with the Properties for which a preferential right has been exercised will be determined as treated as a Title Defect pursuant to Paragraph 10(a) above.

All Properties for which preferential purchase rights have been waived, or for which the period to exercise such rights has expired prior to Closing shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. Seller is not aware of any preferential rights affecting the Properties.

     12.  PHYSICAL  AND  ENVIRONMENTAL  INSPECTION.  After the execution of this
          ----------------------------------------
Agreement, Buyer and its authorized representatives shall have physical access to the Properties at Buyer's sole cost, risk and expense for the purpose of inspecting the same, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical condition of the Properties, including the identification of wetlands. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer's employees, agents, contractors, subcontractors or invitees or to Buyer's property, and/or injury to Seller's property, employees, agents or contractors which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence or the negligence of Buyer's agents, employees, contractors, subcontractors, and/or invitees. Buyer agrees to provide to Seller, upon request, a copy of any environmental assessments, including any reports, data and conclusions. Buyer and Seller shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of the other party, unless required to do so by applicable law. The foregoing obligation of confidentiality shall survive Closing or termination of this Agreement without Closing.

     13.  SALE  PRICE  ADJUSTMENTS.
          ------------------------

Sale Price adjustments shall be determined in good faith and in accordance with the following guidelines:

     (a) In the event a third party exercises an applicable preferential right to purchase, the subject Property(ies) shall be removed from the sale and the Sale Price shall be adjusted in accordance with the provisions of Paragraph 11 above;

     (b) In the event a third party fails to give a necessary consent or approval to assign the subject Property(ies) in a form acceptable to Seller and/or Buyer, the subject Property(ies) shall be removed from the sale and the Sale Price shall be adjusted in accordance with the provisions of Paragraph 11 above; or

     (c) If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, then the sum necessary to be paid to the obligee to remove the Title Defect from the affected Property shall be deducted from the Sale Price. If there is a lien or encumbrance in the form of a judgment secured by a supersedes bond or other security approved by the court issuing such order, it shall not be considered a Title Defect under this Agreement.

     14. EFFECT OF TERMINATION.The following provisions shall apply in the event
         ---------------------
of  a  termination  of  this  Agreement:

     (a) If the Closing has not occurred on or prior to the Closing Date on account of any failure of Buyer to perform its obligations hereunder or the parties have not obtained the approval of the Public Service Commission of West Virginia and Seller has fully complied and performed pursuant to the provisions of this Agreement, Seller may terminate this Agreement and Seller's sole and exclusive remedy against Buyer shall be to terminate this Agreement, and within five (5) business days after Buyer receives written notice of such election by Seller, Seller shall give written instructions to the Bank to return the Deposit, including interest, to Buyer.

     (b) If, any time prior to Closing, it is determined that any of the representations and warranties made herein by Seller are materially incorrect or if Seller fails to fully and timely comply with any of Seller's obligations as set forth herein or as required by applicable law or the parties have not obtained the approval of the Public Service Commission of West Virginia, Buyer's sole and exclusive remedy against Seller shall be to terminate this Agreement, and within five (5) business days after Seller receives written notice of such election by Buyer, Seller shall give written instructions to the Bank to return the Deposit, including interest, to Buyer.

     15.  GAS UTILITY REQUIREMENTS.  Within the Field , Seller has approximately
          -------------------------
twelve  hundred  (1,200)  residential  and commercial pay gas consumers, who are either located directly on the gathering line or utility lines. Seller shall reserve unto itself all existing gas utility meter taps on the pipelines to be conveyed to Buyer together with rights of ingress and egress to said taps for the pay consumers located on gathering lines. Seller shall have the further right to set additional gas utility meter taps on said lines or any new gathering lines that Buyer may construct in the Field for residential and commercial consumers. Additionally, Seller shall have the right to construct new gas utility lines and tie said lines into Buyer's gathering line system so long as the Gas Supply Agreement remains in full force and effect. Further, Seller shall reserve unto itself the gas utility lines and the pipeline rights of way associated therewith as depicted on attached Exhibit "A-2". Seller and Buyer shall enter into a mutually agreeable Gas Supply Agreement for purposes of providing gas services to the residential and commercial pay gas consumers, which Supply Agreement will be approved in form and attached hereto as Exhibit "B". Additionally, to ensure sufficient quantities of gas for Buyer's utility consumers, said Gas Supply Agreement contains provisions whereby Buyer commits to provide gas transportation/backhaul service on Buyer's pipeline system to Seller as needed. Prior to Buyer abandoning any oil or gas well(s), gathering line(s) or gas sales delivery point(s) in the Field it shall first notify Seller of its intent to abandon such facilities and give Seller the opportunity to assume the same.

     16. WARRANTY OF TITLE. In all conveyances executed and delivered hereunder,
         -----------------
Seller shall specially warrant to Buyer and its successors and assigns that it has not previously conveyed the Properties and warrant and defend title to the Properties against the lawful claims and demands of all persons whomsoever claim the same or any part thereof by, through or under Seller, but not otherwise. Seller makes no other warranty or representation as to the quantity or quality of title to the Properties.

     17.  CONDITIONS  OF  CLOSING  BY BUYER. The obligation of Buyer to close is
          ----------------------------------
subject  to  the  satisfaction  of  the  following  conditions:

     (a) Buyer shall have had reasonable access during normal business hours to all data and records obligated to be provided to Buyer as provided herein;

     (b) Buyer shall have had reasonable access to the leases and equipment included in the Properties to conduct an inspection for all purposes, including environmental condition;

     (c) All representations and warranties of Seller contained in this Agreement shall be true, correct and not misleading in all material respects, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller;

     (d) Seller shall have obtained and delivered to Buyer (i) all prerequisite waivers of preferential rights of purchase and (ii) all necessary consents for transfer of the Properties, except those which by their nature cannot be requested or obtained until after Closing, or Buyer and Seller shall have adjusted the Sale Price in accordance with the provisions of this Agreement;

     (e) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, or prohibit this transaction, or to declare the transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby;

No material adverse change in the condition of the Properties shall have occurred subsequent to the Effective Time, except depletion through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear;

     (f) As of the Closing Date, Buyer will be able to market the gas attributable to Seller under terms and conditions no less favorable than those under which Seller is marketing the gas as of the date hereof. Further that as of the Closing Date, the Properties to be conveyed by Seller shall not be obligated by virtue of any prepayment under any gas sales contract or oil sales contract which contains a "take or pay" clause or any similar arrangement to deliver said oil and gas at some future time without then and thereafter receiving full payment, therefore; and

     (g) All requisite final approvals of state or federal government agencies, including, without limitation, that of the Public Service Commission of West Virginia, shall have been granted and do not contain any terms or conditions which are unsatisfactory to either Seller or Buyer, to be determined in such party's sole discretion.

     18.  CONDITIONS  OF CLOSING BY SELLER. The obligation of Seller to close is
          ---------------------------------
subject  to  the  satisfaction  of  the  following  conditions:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true, correct and not misleading in any and all material respects, and Buyer shall have performed and satisfied all agreements and covenants in any and all material respects required by this Agreement to be performed and satisfied by Buyer;

     (b) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby; and

     (c) All requisite final approvals of state or federal government agencies, including, without limitation, that of the Public Service Commission of West Virginia, shall have been granted and do not contain any terms or conditions which are unsatisfactory to either Seller or Buyer, to be determined in such party's sole discretion.

     19.  PRELIMINARY  CLOSING  STATEMENT.  Seller  shall prepare and furnish to
          -------------------------------
Buyer at least seven (7) days prior to Closing a preliminary closing statement setting forth the adjustments to the Sale Price and the total amount of funds to be paid by Buyer at Closing. Such statement shall reflect each adjustment and the calculation used to determine such amount, including the hereinafter described $12,600 monthly operating fee to be paid by Buyer to Seller. For purposes of this Agreement, it is understood that Seller will continue to operate the Properties after the Effective Time and until Closing. To eliminate various accounting adjustments, Buyer agrees to pay to Seller an amount of twelve thousand six hundred dollars ($12,600) per month, or portion thereof which shall be deemed to cover all costs, save and except costs incurred in repairing leaky gas pipelines, associated with operation of the Properties. Pipeline repair costs shall be deemed to be a workover expenditure and as such are covered under the provisions of Paragraph 30(b). The adjusted Sale Price shall mean the Sale Price adjusted as provided herein, including, but not limited to, the Deposit, Title Defects, environmental defects, tax allocations under paragraph 23, accounting adjustments under paragraph 24, preferential rights exercised, and the $12,600 monthly operating fee described above.

     20.  CLOSING.  The closing ("Closing") shall occur on or before November 1,
          --------
2002 at 9:00 a.m. (the "Closing Date"), at the offices of Buyer, 501 56th Street, Charleston, West Virginia, or at such other time and place as Seller and Buyer may mutually agree in writing. If the transaction fails to close by said date, Buyer shall be entitled to receive the Deposit plus interest thereon. At Closing the following shall occur:

     (a) Seller shall execute, acknowledge and deliver to Buyer or an entity controlled by Buyer an Assignment and Bill of Sale substantially in the form and substance of Exhibit "C" attached hereto, covering all of the Properties to be sold pursuant hereto;

     (b) Buyer shall deliver to Seller by wire transfer the balance of the total Sale Price due, ($4,800,000.), as adjusted hereunder, subject to further adjustment after Closing as provided for herein;

     (c) On or before Closing, Seller and Buyer shall execute all necessary forms to be filed with the appropriate regulatory authorities concerning the change of ownership and operatorship of the Properties;

     (d) Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Properties;

     (e) Seller at or immediately after Closing shall provide the following: any maps, reports and other written material relating to the Properties, including, without limitation, lease files, property records, contract files, operations files, well files, geological and geophysical maps, core analyses and hydrocarbon analyses, well logs, mud logs, core data and field studies ("Records"); however, Seller shall have no obligation to furnish Buyer any data or information which Seller considers confidential or proprietary or which Seller cannot provide Buyer because of third-party restrictions. Buyer shall keep all original files, maps and other "Records" as hereinsetforth at its place of business. Seller shall have the right to access all of the above listed materials at Buyer's office during normal business hours for a period of five
(5) years from the Closing Date of this Agreement, subject to Seller's agreement to maintain confidentiality thereof;

     (f) Buyer shall execute and deliver to Seller all necessary forms to be filed with the applicable conservation or regulatory agencies concerning the change of ownership or operatorship of the Properties, including by way of example the West Virginia Division of Environmental Protection, Office of Oil and Gas for change in operatorship of the wells and Seller shall submit same for filing to such agencies at Buyer's expense, which will include, among other items the West Virginia per well transfer fee (currently $50.00/well) and Buyer shall deliver to Seller evidence of any appropriate plugging bonds, surety letters, or letter of credit acceptable to such authorities to authorize Buyer's right to conduct operations, if applicable; and

     (g) Upon mutual execution of this Agreement, Seller shall retain the law firm of Goodwin and Goodwin in Charleston, West Virginia and file a petition with the PSC seeking approval for the conveyance of the Properties to Buyer.

      21.RESERVATIONS  AND  EXCEPTIONS.  Sale  and purchase of the Properties is
         -----------------------------
made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which Buyer has actual or constructive notice, including any matter included or referenced in the materials made available by Seller to Buyer.

       22.ASSUMPTION  OF  LIABILITIES AND INDEMNITIES. As used in this paragraph
          -------------------------------------------
and the subparagraphs hereunder, "Claims" shall include claims (including those associated with matters disclosed by Seller at Closing), demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith, including attorney's fees, but shall not include claims, demands, causes of action, liabilities, damages, penalties and judgments arising out of the following: (i) failure of Seller to pay or properly pay income, excise or other taxes, whether federal, state or local, (ii) the continual defense of any and all lawsuits now pending with regard to the Properties and the judgments resulting there from and (iii) any liabilities or obligations resulting from or arising out of Seller's violation of laws in effect at the Effective Time, if the particular facts about the liability or obligation were known by an officer, manager or supervisor of Seller and not disclosed to Buyer or otherwise known to Buyer at the Effective Time and (iv) any liabilities or obligations associated with the collective bargaring agreement with Seller's union employees ("Seller Retained Liabilities").

     (a) The Properties have been used for exploring, developing, producing, treating and transporting oil and gas. Properties used for such purposes may have experienced spills of wastes, crude oil, produced water, hazardous substances and other materials, and may have thereon unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the surface thereof. It is the intent of Buyer and Seller that all liability, if any, associated with the above matters as well as any liability to plug or replug any such wells in accordance with the applicable rules, regulations and requirements of governmental agencies be passed to Buyer at Closing and that Buyer shall assume all liability, if any, for such matters and all Claims, if any, related thereto. Additionally, Properties used for such purposes may contain asbestos, hazardous substances or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; wells, materials, equipment, and surface locations located on such Properties may contain NORM; and NORM containing material may be buried or otherwise disposed of on such Properties. Special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, hazardous substances and other materials from the Properties, and Buyer assumes all liability, if any, for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies.

     (b) Buyer shall, at Closing, assume and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Properties, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority, (specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification, or take any clean-up or other action with respect to the Property or premises, including hazardous waste cleanup costs under the Resource and Recovery Act (RCRA), 42 U.S.C. 6901-6991, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601-9675 or similar laws, rules or regulations). Buyer shall defend, indemnify and hold Seller harmless from any and all Claims arising out of or in connection therewith.

     (c) Buyer shall at Closing, defend, indemnify and hold Seller harmless from and against any and all Claims for personal injury, death or damage to property or to the environment, or for any other relief, arising directly or indirectly from, or incident to, the use, occupation, operation, maintenance or abandonment of any of the Properties, or condition of the Property or premises, whether latent or patent, and whether asserted against Buyer and/or Seller after the Effective Time, whether or not any such Claims result from conditions, actions or inactions at or before the Effective Time.

     (d)     Environmental Indemnity and Release.  As of Closing, Buyer releases
             ------------------------------------
and forever discharges Seller, and Buyer agrees to defend, indemnify and hold Seller harmless from any and all damages, Claims, losses, liabilities, penalties, fines, liens, judgments, costs and expenses whatsoever (including, without limitation, attorney's fees and costs), whether direct or indirect, that may arise on account of or in any way be connected with the physical condition of the Properties or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. & 6091 et. seq.), The Resource
                                                         --- -----
Conservation  and  Recovery  Act  of 1976 (42 U.S.C. & 6901 et. seq.), The Clean
                                                            --- -----
Water  Act  (33 U.S.C. & 466 et. seq.), The Safe Drinking Water Act (14 U.S.C. &
                             --- ----
1401 -1450), The Hazardous Materials Transportation Act (49 U.S.C. & 1401-7401 et. seq.) as amended, The Clean Air Act amendments of 1990, and any other applicable federal, state or local law, regardless whether or not arising during the period of, or from, or in connection with Seller's ownership of the Properties or use of the property.

     (e) Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (a) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been waived by the other party, (b) any misrepresentation or breach of warranty if such other party had knowledge of the relevant facts at or before Closing, or
(c) any misrepresentation or breach of warranty if such other party should have known, in the exercise of reasonable diligence, of the relevant facts at or before Closing.

     (f) At Closing, Buyer shall defend, indemnify and hold harmless Seller for Buyer's loss of or misdelivery of the suspense funds transferred to the Buyer by Seller at Closing, including, without limitation, reasonable attorneys fees and costs. At closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all such suspended proceeds. Seller represents and warrants to the best of its knowledge, the amounts in suspense are materially sufficient to cover all claims hereunder.

     (g) The indemnities in this paragraph shall inure to the benefit of Buyer and Seller and the respective officers, directors, employees, agents, successors and assigns of each of them.

     (h)      THE  INDEMNIFICATION,  RELEASE  AND ASSUMPTION PROVISIONS PROVIDED
              ------------------------------------------------------------------
FOR  IN  PARAGRAPH  22  OF THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE
  ------------------------------------------------------------------------------
LOSSES,  COSTS,  EXPENSES  AND  DAMAGES  IN QUESTION AROSE FROM THE GROSS, SOLE,
  ------------------------------------------------------------------------------
CONCURRENT  ACTIVE  OR PASSIVE NEGLIGENCE OF THE SELLER AND ITS EMPLOYEES AND/OR
  ------------------------------------------------------------------------------
AGENTS  OR  ANY  THIRD  PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE
 -------------------------------------------------------------------------------
RESPONSIBLE  UNDER  ANY  OTHER  CONTRACT, OR ANY STATUTE, RULE OR THEORY OF LAW,
 -------------------------------------------------------------------------------
INCLUDING,  BUT  NOT LIMITED TO, THEORIES OR STRICT LIABILITY.  BUYER AND SELLER
 -------------------------------------------------------------------------------
ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS
 -------------------------------------------------------------------------------
CONSPICUOUS.
-----------

     (i) Seller and the West Virginia Division of Environmental Protection, Office of Oil and Gas have entered into an Agreed Order No. 2001-02, that requires Seller to either re-establish production of oil and/or gas or plug and abandon certain temporarily abandoned wells, one of which is a well to conveyed to Buyer, the J. A. Wetherall Well No. 6 (API No. 47-005-0683). Buyer acknowledges receipt of a copy of the aforesaid Agreed Order and Buyer agrees to be bound by and to comply with all terms, conditions and requirements of the Agreed Order with respect to the J. A. Wetherall Well No. 6.

     23.  TAXES.  All  ad  valorem  taxes,  real  property  taxes  and  similar
          -----
obligations with respect to the tax period in which the Effective Time occurs (the "current tax period") shall be apportioned between Seller and Buyer as of the Effective Time based on the actual assessment or the immediately preceding tax period assessment if actual assessment has not been received. Buyer shall pay, and defend and hold Seller harmless with respect to payment of all such taxes on the Properties for the current tax period and thereafter, together with any interest or penalties assessed thereon.

      24.  ACCOUNTING.  All  proceeds  from the sale of production actually sold
           ----------
and delivered by Seller prior to the Effective Time attributable to the Properties shall belong to Seller and all proceeds from the sale of production actually sold and delivered after the Effective Time ("Buyer Proceeds") attributable to the Properties shall belong to Buyer. Proceeds held in suspense or escrow which will be transferred to Buyer at Closing shall not be considered Buyer Proceeds. Except as otherwise specifically provided in this Agreement, all costs, expenses and obligations relating to the Properties which accrue prior to the Effective Time shall be paid and discharged by Seller regardless of when invoices for such costs, expenses and obligations are received and all costs, expenses and obligations relating to the Properties which accrue after the Effective Time shall be paid and discharged by Buyer.
The foregoing adjustments shall be made by debits and credits between the parties at Post-Closing, as provided for hereinafter, and included as an adjustment to the Sale Price at Closing.

     25. SALES TAX.  All sales and transfer taxes, or assessments, levied by any
         ---------
governmental authority on the contemplated transaction or transfer of Properties shall be paid by Seller.

     26.POST-CLOSING  ADJUSTMENTS.     As soon as practicable after Closing, but
        -------------------------
in any event within ninety (90) days thereafter, Seller shall prepare, in accordance with this Agreement and (where applicable) in accordance with generally accepted accounting principles consistently applied, a final settlement statement (herein called the "Final Statement") setting forth each adjustment or payment which was not finally determined as of the Closing Date, and showing the calculation of the final settlement amount based on such Final Statement (the "final settlement amount"). Seller shall submit the Final Statement to Buyer and shall afford Buyer access to Seller's records pertaining to the computations contained in the Final Statement. As soon as practicable after receipt of the statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Statement. The parties shall agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than thirty (30) days after Buyer's receipt of Seller's Final Statement. The date upon which such agreement is reached shall be herein called the "Settlement Date". Within two (2) days after such Settlement Date, Buyer shall pay to Seller or Seller shall pay to Buyer in immediately available funds the net amount due.

     27. NOTICES.  All communications required or permitted under this Agreement
         -------
shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

SELLER
------
EAST  RESOURCES,  INC.
P.  O.  Box  907
Wexford,  PA  15090
Attention:  William  A.  Fustos
Phone:  (724)  940-1970
Fax:  (724)  940-1977

BUYER
-----

ENERGY  CORPORATION  OF  AMERICA
501  56th  Street
Charleston,  WV  25304
Attention:  Donald  C.  Supcoe
Phone:  (304)  925-6100
Fax:  (304)  925-3285


     28.  FURTHER  ASSURANCES.  After Closing each of the parties shall execute,
          --------------------
acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Buyer and Seller shall take all actions necessary to effectuate the transfer of such payments to Buyer. After the Settlement Date, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other party shall be settled by invoicing such party for expenses paid or remitting to such other party any proceeds received.

     29.DISCLAIMER  OF  WARRANTIES.  EXCEPT  AS  PROVIDED  IN PARAGRAPHS 16 & 22
        --------------------------
HEREOF, ANY INSTRUMENT OF CONVEYANCE OR SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED IN THE PROPERTIES OR ITS FITNESS FOR ANY PARTICULAR PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED THE PROPERTIES FOR ALL PURPOSES, INCLUDING, WITHOUT LIMITATION, FOR THE PURPOSE OF DETECTING THE PRESENCE OF NORM AND MAN MADE MATERIAL FIBERS (HEREINAFTER REFERRED TO AS "MMMF") AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THAT BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE PROPERTIES AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. SELLER DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE PROPERTIES AND IF TESTS HAVE BEEN CONDUCTED BY SELLER FOR THE PRESENCE OF NORM OR MMMF, SELLER DISCLAIMS ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS. IN ADDITION, SELLER AND ITS CONSULTANTS SHALL MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE PROPERTIES, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER EXPRESSLY ACKNOWLEDGES THAT THIS

EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECT FOR THE PROPERTIES. BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

     30.  OPERATIONS  BY  SELLER.  Seller  will  operate  the  Properties  until
          ----------------------
Closing.

     a.  Risk.  The  risk  of casualty loss relating to the Properties will pass
         ----
from Seller to Buyer as of the Effective Time. Seller agrees that for any casualty loss subsequent to the Effective Time it shall seek recovery under applicable policies and upon recovery, any payment of benefits under such policy attributable to coverage for such casualty loss shall be forwarded to Buyer by Seller.

     b.  Operations after Effective Time. Seller shall not (i) act in any manner
         --------------------------------
with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (ii) dispose of, encumber or relinquish any of the Properties (other than in the ordinary course of business or as a result of the expiration of a lease or other agreements or contracts that Seller has no right or option to renew); (iii) waive, compromise or settle any material right or claim with respect to any of the Properties; (iv) make capital or workover expenditures with respect to the Properties in an amount which exceeds $5,000.00 without Buyer's consent, except when required by an emergency when there shall have been insufficient time to obtain advance consent; (v) abandon any well unless required to do so by a governmental or regulatory agency or (vi) modify or terminate any lease or other material agreement or contract.

     31.SECURITIES  LAWS.  The  solicitation  of  offers  and  the  sale  of the
        ----------------
Properties by Seller have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Properties for its own benefit and account and that it is not acquiring the Properties with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers or otherwise disposes of the Properties or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

     32. DUE DILIGENCE.  Buyer represents that it has performed, or will perform
         -------------
prior to Closing, sufficient review and due diligence with respect to the Properties, which includes reviewing well-data, title and other files, and performing necessary evaluations, assessments and other tasks involved in evaluating the Properties, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Properties under the terms of this Agreement.

     33. MATERIAL FACTOR.  Buyer acknowledges that Buyer's representations under
         ---------------
Paragraphs 28 and 29 are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

     34.ENTIRE  AGREEMENT.  This  instrument states the entire agreement between
        -----------------
the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties. This Agreement supersedes any prior agreements between the parties concerning sale of the Properties, except that any confidentiality agreement shall terminate at Closing. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

     35.TAX  REPORTING.  Seller  and  Buyer  agree  that this transaction is not
        --------------
subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

     36.  ASSIGNABILITY. This Agreement and the rights and obligations hereunder
          -------------
shall not be assignable or delegable by either party hereto without the prior written consent of the other party unless such assignment occurs by merger, reorganization or sale of all of a party's assets. Provided however that Buyer may assign its rights and obligations hereunder to an affiliate without such consent.

     37.  SURVIVAL.  Unless  expressly  limited,  all  of  the  representations,
          --------
warranties and agreements of or by the parties hereto shall survive the execution and delivery of the Assignment and Bill of Sale.

     38.CHOICE  OF  LAW.  THIS  AGREEMENT  SHALL  BE GOVERNED BY THE LAWS OF THE
        ---------------
STATE  OF  WEST  VIRGINIA.

     39.COUNTERPART  EXECUTION.  This  Agreement may be executed in counterparts
        ----------------------
and each counterpart shall constitute a binding agreement as if the parties had executed a single document.

BUYER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH THEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN PARAGRAPH 22 WHEREIN BUYER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSE AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, ITS EMPLOYEES OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, STRICT LIABILITY.

EXECUTED  AS  OF  THE  DATE  FIRST  ABOVE  MENTIONED.

SELLER
EAST  RESOURCES,  INC.


BY:     /S/ William A. Fustos
    --------------------------------------
     William  A.  Fustos
     Vice  President  of  Engineering


BUYER

ENERGY  CORPORATION  OF  AMERICA


BY:      /S/ Donald C. Supcoe
    --------------------------------------
     Donald  C.  Supcoe
     Senior  Vice  President